Exhibit 21

DALECO RESOURCES CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Name	Segment	State of Incorporation
CA Properties, Inc. (2)	Non-metallic Minerals	Nevada
Clean Age Minerals, Inc. (1)	Non-metallic Minerals	Nevada
Deerlick Royalty Partners I (3)	Oil and Natural Gas	a Pennsylvania general partnership
Deven Resources, Inc. (1)	Oil and Natural Gas	Pennsylvania
DRI Operating Company (2)	Oil and Natural Gas	Pennsylvania
International Aggregation and Trading Company, LLC (5)	Inactive as of 9/30/13	a Pennsylvania limited liability conmpany
Sustainable Forest Industries, Inc. (1)	Inactive as of 9/30/13	Delaware
The Natural Resources Exchange, Inc. (1)	Inactive as of 9/30/13	Pennsylvania
Tri-Coastal Energy, Inc. (1)	Inactive as of 9/30/13	Delaware
Westlands Resources Corporation (1)	Oil and Natural Gas	Nevada
ZeoSure LLC (4)	Inactive as of 9/30/13	Delaware

All subsidiaries conduct their business under the names shown.

(1)	Owned 100 % by the Registrant
(2)	Owned 100% by a 100% owned subsidiary of the Registrant
(3)	Owned 27.1253% by a 100% owned subsidiary (which is the managing general partner) of the Registrant
(4)	Owned 47.5% by a 100% owned subsidiary (which is a managing member) of the Registrant
(5)	Owned 100 % by the Registrant